Exhibit 99.1

XenoPort Reports Second Quarter Financial Results

HORIZANT Net Product Sales Increased 66% Over First Quarter 2014

SANTA CLARA, Calif.--(BUSINESS WIRE)--August 6, 2014--XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the second quarter and six months ended June 30, 2014. Total revenues for the second quarter were $5.3 million, compared to $2.1 million for the same period in 2013. Net loss for the second quarter was $19.4 million, compared to a net loss of $24.4 million for the same period in 2013. At June 30, 2014, XenoPort had cash, cash equivalents and short-term investments of $124.9 million.

XenoPort Business Updates

The following key events occurred since the beginning of the second quarter of 2014:

  Net product sales for HORIZANT® (gabapentin enacarbil) Extended-Release Tablets were $4.9 million in the second quarter, an increase of 66% compared to $3.0 million in the first quarter of 2014. The nationwide total of HORIZANT prescribed pills for the second quarter ended June 30, 2014 increased by 24% over the first quarter ended March 31, 2014.
  In the second quarter of 2014, total prescribed pills in the territories where XenoPort is promoting HORIZANT represented 85% of the nationwide total HORIZANT prescribed pills. Total prescribed pills increased by 30% for the second quarter of 2014 compared to the first quarter of 2014 in territories where XenoPort is promoting HORIZANT and decreased by 1% in areas of the country in which XenoPort is not promoting HORIZANT.
  XenoPort announced the initiation of a Phase 2 clinical trial of XP23829, its proprietary, investigational, next-generation fumaric acid ester product candidate. The trial is a multi-center, randomized, double-blind, placebo-controlled study designed to assess the efficacy and safety of XP23829 as a potential treatment of patients with moderate-to-severe chronic plaque-type psoriasis.
  XenoPort entered into an exclusive license agreement with Reckitt Benckiser Pharmaceuticals, Inc. for world-wide rights to develop and commercialize arbaclofen placarbil, or AP. Reckitt intends to advance AP into a Phase 2 proof-of-concept study for the treatment of alcohol use disorders. XenoPort received an upfront, non-refundable cash payment of $20.0 million in June 2014 and also received an additional $5.0 million in July 2014 following delivery of certain materials to Reckitt. XenoPort is also eligible to receive aggregate cash payments of up to $120.0 million upon the achievement by Reckitt of certain regulatory and development-based milestones. In addition, XenoPort is entitled to receive tiered double-digit royalty payments of up to the mid-teens on a percentage basis on potential future net sales of products in the United States and high single-digit royalty payments on potential future net sales of products outside the United States.

XenoPort also reported today that it intends to increase the size of its HORIZANT sales force to approximately 65 sales representatives. This decision followed careful evaluation of the potential opportunity to increase HORIZANT sales through an expanded education and promotional effort.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We believe that our first year of commercialization of HORIZANT has demonstrated that sales can be positively impacted by our promotional efforts. We indicated at the outset of our launch of HORIZANT that we believed our initial focused approach would provide a justification for future expansion. Having achieved HORIZANT’s current positive prescription and revenue growth trends, we believe it is the right time to expand promotion to other regions of the country selected for their potential to produce results similar to the first 40 territories. We hope to have the additional representatives trained and promoting HORIZANT early in the fourth quarter of this year.”

Dr. Barrett continued, “The XP23829 Phase 2 clinical trial in patients with moderate-to-severe chronic plaque-type psoriasis is now underway. We expect to enroll about 200 patients in this study, and we hope to report top-line results in the third quarter of next year. This trial is an important next step in the development of XP23829. It is designed to provide important information about the relationship of XP23829 dose to safety, tolerability, efficacy and immune cell modulation in psoriasis patients. We believe that this information will be relevant to further development not only in psoriasis sufferers, but other conditions, such as relapsing forms of multiple sclerosis (MS).”

XenoPort Second Quarter and Six-Month Financial Results

Total revenues for the second quarter and six months ended June 30, 2014 were $5.3 million and $8.7 million, respectively, compared to $2.1 million and $2.5 million, respectively, for the same periods in 2013. The increase in revenues in both the second quarter and six months ended June 30, 2014 was principally due to HORIZANT net product sales, which totaled $4.9 million and $7.9 million for the second quarter and six months ended June 30, 2014, respectively.

Research and development expenses for the second quarter and six months ended June 30, 2014 were $5.2 million and $9.9 million, respectively, compared to $10.2 million and $23.6 million, respectively, for the same periods in 2013. The decrease in research and development expenses in the second quarter was principally due to decreased net costs for AP and decreased personnel costs, which were primarily due to decreased headcount and decreased non-cash stock-based compensation. For the six months ended June 30, 2014, the decrease in research and development expenses was principally due to decreased net costs for AP and XP23829 development activities, as well as decreased personnel costs, which were primarily due to decreased headcount and decreased non-cash stock-based compensation.

Selling, general and administrative expenses for the second quarter and six months ended June 30, 2014 were $18.9 million and $37.6 million, respectively, compared to $15.8 million and $26.5 million, respectively, for the same periods in 2013. The increase in selling, general and administrative expenses in both the second quarter and six months ended June 30, 2014, compared to the same periods in 2013, was principally due to increased professional fees, marketing and personnel costs associated with XenoPort’s commercialization efforts for HORIZANT.

Net loss for the second quarter of 2014 was $19.4 million, compared to a net loss of $24.4 million for the same period in 2013. Net loss for the six months ended June 30, 2014 was $39.9 million, compared to a net loss of $47.9 million for the same period in 2013. Basic and diluted net loss per share were both $0.31 in the second quarter of 2014 versus basic and diluted net loss per share of $0.51 for the same period in the prior year. For the six months ended June 30, 2014, basic and diluted net loss per share were both $0.67 versus basic and diluted net loss per share of $1.01 for the same period in 2013.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update of XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 72884596.

The replay of the conference call will be available for one week and may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-855-859-2056 for domestic callers, or 404-537-3406 for international callers. The reference number to enter the replay of the call is 72884596.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. XenoPort is currently commercializing HORIZANT® (gabapentin enacarbil) Extended-Release Tablets in the United States and developing its novel fumaric acid ester product candidate, XP23829, as a potential treatment for moderate-to-severe chronic plaque-type psoriasis and/or relapsing forms of multiple sclerosis. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort recently granted exclusive world-wide rights for the development and commercialization of its clinical-stage oral product candidate, arbaclofen placarbil, to Reckitt Benckiser Pharmaceuticals, Inc. for all indications. To learn more about XenoPort, please visit the website at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the XP23829 clinical development program, including expected enrollment in the Phase 2 clinical trial of XP23829, XenoPort's expectation that it will obtain top-line results of the Phase 2 clinical trial of XP23829 in the third quarter of 2015 and XenoPort's belief that the results of the Phase 2 clinical trial will be relevant to indications other than moderate-to-severe chronic plaque-type psoriasis; the suitability of XP23829 as a potential treatment for moderate-to-severe chronic plaque-type psoriasis and/or relapsing forms of MS; XenoPort’s commercialization strategies, including future expansion of the XenoPort sales force, and the timing thereof, and the potential opportunity to increase HORIZANT sales through an expanded education and promotional effort; the potential for new HORIZANT commercial territories to produce similar results as current territories; Reckitt’s future clinical development plans for AP; the suitability of AP as a potential treatment for alcohol use disorders; XenoPort's receipt of potential future development, regulatory and commercial milestone payments, as well as potential royalty payments under the license agreement with Reckitt; and the therapeutic and commercial potential of XenoPort’s product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “expect,” “hope,” “intends,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to XenoPort’s relative lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort's ability to establish a XenoPort-employed sales force, expand the total sales force through its contract sales organization and expand and maintain sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort's dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials do not ensure that later clinical trials will be successful, and that the results of clinical trials by other parties may not be indicative of the results in trials that XenoPort may conduct; XenoPort's ability to successfully advance XP23829 development and to conduct clinical trials in the anticipated timeframes, or at all; the risk that the completion of clinical trials for XP23829 may be delayed or terminated as a result of many factors, including delays in patient enrollment; the risk that XP23829 will require significant additional clinical testing prior to any possible regulatory approvals and failure could occur at any stage of its development; the uncertainty of the FDA’s review process and other regulatory requirements; XenoPort’s dependence on Astellas, Reckitt and potential future collaborative partners, including the risks that if Reckitt were to breach or terminate the license agreement or otherwise fail to successfully develop and commercialize products thereunder and in a timely manner, XenoPort would not obtain the anticipated financial and other benefits of the license agreement and the clinical development or commercialization of AP could be delayed or terminated; the availability of resources to develop XenoPort’s product candidates and to support XenoPort’s operations; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading "Risk Factors" in XenoPort's Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission on May 9, 2014. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XENOPORT, HORIZANT and REGNITE are registered trademarks of XenoPort, Inc.

XENOPORT, INC. BALANCE SHEETS (Unaudited, in thousands)

	June 30,	December 31,
	2014	2013

Current assets:
Cash and cash equivalents	$32,652	$20,584
Short-term investments	92,294	38,074
Accounts receivable	1,648	939
Inventories, net	1,217	1,262
Prepaids and other current assets	3,573	2,826
Total current assets	131,384	63,685
Property and equipment, net	2,376	2,552
Long-term inventories	9,891	10,185
Restricted investments and other assets	1,975	2,119
Total assets	$145,626	$78,541
Liabilities:
Current liabilities	$35,362	$10,069
Noncurrent liabilities	14,445	14,779
Total liabilities	49,807	24,848
Stockholders’ equity:
Common stock	62	48
Additional paid-in capital and other	673,175	591,128
Accumulated deficit	(577,418)	(537,483)
Total stockholders’ equity	95,819	53,693
Total liabilities and stockholders’ equity	$145,626	$78,541

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2014	2013	2014	2013
	(In thousands, except per share amounts)
Revenues:
Product sales, net	$4,920	$1,640	$7,877	$1,640
Collaboration revenue	283	379	566	758
Royalty revenue	131	67	266	147
Total revenues	5,334	2,086	8,709	2,545
Operating expenses:
Cost of product sales	599	249	1,029	249
Research and development*	5,203	10,236	9,860	23,589
Selling, general and administrative*	18,865	15,788	37,636	26,523
Total operating expenses	24,667	26,273	48,525	50,361
Loss from operations	(19,333)	(24,187)	(39,816)	(47,816)
Interest income	66	58	115	139
Interest expense	(120)	(252)	(234)	(252)
Net loss	$(19,387)	$(24,381)	$(39,935)	$(47,929)
Basic and diluted net loss per share	$(0.31)	$(0.51)	$(0.67)	$(1.01)
Shares used to compute basic and diluted net loss per share	61,994	47,473	59,441	47,361

* Includes employee non-cash stock-based compensation as follows:

Research and development	$622	$710	$1,324	$1,905
Selling, general and administrative	1,803	1,785	3,785	3,934
Total	$2,425	$2,495	$5,109	$5,839

XNPT2F

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com